Exhibit 99.1

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com

FOR IMMEDIATE RELEASE

FTD Names Becky A. Sheehan CFO

Current CFO Carrie Wolfe Elected Director

DOWNERS GROVE, IL. – Monday, June 5, 2006 – FTD Group, Inc. (NYSE: FTD), a leading provider of floral services and products and a direct marketer of flowers and specialty gifts, today announced that Becky A. Sheehan will be joining the Company as the Company’s chief financial officer, effective July 5, 2006. Ms. Sheehan will report to Michael Soenen, FTD’s chief executive officer, and will be responsible for finance, accounting and investor relations.

Ms. Sheehan has nineteen years experience in public accounting with Deloitte & Touche LLP and Arthur Andersen LLP. Ms. Sheehan served as a lead client service partner and also as the leader of the Consumer Business and Manufacturing audit practice for the Chicago office of Deloitte.

“Becky’s extensive auditing, consulting and leadership experience make her an excellent addition to the FTD management team,” said Soenen. “I am very excited about her decision to join FTD, and I look forward to working with her as we continue to expand on our history of success.”

Carrie Wolfe, FTD’s current chief financial officer, has been elected a director of the Company and will continue as the Company’s principal accounting officer until the completion of the fiscal year 2006 audit and filing of the Company’s 10-K for this period.

“We are very thankful for Carrie’s dedication and support over her tenure and the many contributions she has made to the success of FTD. We look forward to working with Carrie in her new capacity and wish her our best as she is able to spend more time with her family,” said Soenen.

ABOUT FTD GROUP, INC.

FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail floral locations in the U.S. floral retail market. The business is supported by the highly recognized FTD brand, which was established in 1910 and enjoys 96% brand recognition among the Company’s principal target market of U.S. consumers between the ages of 25 and 64, as well as by the Mercury Man logo, which is displayed in approximately 50,000 floral shops, globally. The Company conducts its business through two operating segments. The Consumer Segment, primarily through the www.FTD.COM Web site and the 1-800-SEND-FTD toll-free telephone number, offers same-day delivery of floral orders to nearly 100% of the U.S. and Canadian populations. As a result of the same-day delivery capability and broad product selection, the Consumer Segment is one of the largest direct marketers of floral arrangements and specialty gifts in the U.S. The Florist Segment provides a comprehensive suite of products and services to enable the network of approximately 20,000 FTD members to send and deliver floral orders. This suite of products and services is designed to promote revenue growth and enhance the operating efficiencies of FTD members.

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